Exhibit 10.9

EXECUTION COPY

RESTRICTED UNIT AGREEMENT

This Restricted Unit Agreement (this “Agreement”) is made as of this 30th day of June, 2006 (the “Effective Date”) between Hawkeye Intermediate, LLC, a Delaware limited liability company (the “Company”), Hawkeye Holdings, Inc., a Delaware corporation (“IPO Corp.”), and Timothy Callahan (the “Employee”). Certain capitalized terms used herein are defined in Section 7 hereof.

WHEREAS, the Company believes it to be in the best interests of the Company and its unitholders to take action to promote work-force stability, to reward performance and otherwise align interests of key management employees with those of the Company;

WHEREAS, accordingly the Company has determined to issue restricted units in accordance with the provisions of this Agreement; and

WHEREAS, after the Conversion (as defined below) it is intended that the provisions of this Agreement shall continue to apply to the common stock of IPO Corp. received in the Conversion.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Issuance of Employee Units.

(a)           Upon execution of this Agreement, the Company will issue to the Employee that number of Class B Common Units of the Company (the “Class B Common Units”) set forth below such Employee’s name on the signature page attached hereto. All of such Class B Common Units issued to the Employee hereby are referred to herein as “Employee Units.”  To secure the Company’s rights under the Repurchase Option in Section 3, the Company will retain possession of the certificates representing the Employee Units and will provide the Employee with copies thereof, provided that upon the Company’s or IPO Corp.’s initial Public Offering (as defined in the Securityholders’ Agreement), the Company or IPO Corp., as the case may be, shall immediately deliver original certificates representing the Vested Units (if the Company has an initial Public Offering) or vested Restricted Stock (as herein defined) (if IPO Corp. has an initial Public Offering) to Employee.

(b)           In connection with the acquisition of the Employee Units hereunder, the Employee represents and warrants to the Company that:

(i)            the Employee Units to be acquired by the Employee pursuant to this Agreement will be acquired for the Employee’s own account, for investment only and not with a view to, or intention of, distribution thereof in violation of the Securities Act, or any applicable state securities laws, and the Employee Units will not be disposed of in contravention of the Securities Act or any applicable state securities laws or this Agreement or the Securityholders Agreement;

(ii)           the Employee has such knowledge and experience in business and financial matters and with respect to investments in securities of privately held companies so as to enable the Employee to understand and evaluate the risks and benefits of his or her investment in the Employee Units;

(iii)          the Employee has no need for liquidity in his or her investment in the Employee Units and is able to bear the economic risk of his or her investment in the Employee Units for an indefinite period of time and understands that the Employee Units have not been registered or qualified under the Securities Act or any applicable state securities laws, by reason of the issuance of the Employee Units in a transaction exempt from the registration and qualification requirements of the Securities Act or such state securities laws and, therefore, cannot be sold unless subsequently registered or qualified under the Securities Act or such state securities laws or an exemption from such registration or qualification is available;

(iv)          the Employee acknowledges that he or she is aware that the Employee Units may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of that Rule are met. Among the current conditions for use of Rule 144 by certain holders is the availability to the public of current information about the Company. Such information is not now available, and the Company has no current plans to make such information available;

(v)           the Employee has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Employee Units and has had full access to or been provided with such other information concerning the Company as the Employee has requested; and

(vi)          this Agreement constitutes the legal, valid and binding obligation of the Employee, enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by the Employee does not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which the Employee is a party or any judgment, order or decree to which the Employee is subject.

(c)           As an inducement to the Company to issue the Employee Units to the Employee and as a condition thereto, the Employee acknowledges and agrees that:

(i)            neither the issuance of the Employee Units to the Employee nor any provision contained herein shall entitle the Employee to remain in the employment of the Company or its subsidiaries or affect the right of the Company to terminate the Employee’s employment at any time for any reason; and

(ii)           except as provided in any other agreement between the Company or any subsidiary thereof and the Employee, the Company shall have no duty or obligation to disclose to the Employee, and the Employee shall have no right to be advised of, any material information regarding the Company and its subsidiaries, if any, at any time prior to, upon or in connection with the forfeiture of the Employee Units upon the termination of the Employee’s employment with the Company or a subsidiary thereof.

(d)           In connection with the issuance of the Employee Units or the Restricted Stock, the Company and IPO Corp. jointly and severally represent and warrant that:

(i)            the Company is a limited liability company duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite limited liability company power and authority to own, lease and operate the assets used in its business, to carry on its business as presently conducted, to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby;

(ii)           IPO Corp. is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate the assets used in its business, to carry on its business as presently conducted, to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby;

(iii)          the Company has taken all limited liability company action necessary to authorize its execution and delivery of this Agreement, its performance of its obligations thereunder, and its consummation of the transactions contemplated thereby;

(iv)          IPO Corp. has taken all corporate action necessary to authorize its execution and delivery of this Agreement, its performance of its obligations thereunder, and its consummation of the transactions contemplated thereby;

(v)           this Agreement constitutes a legal, valid and binding obligation of each of the Company and IPO Corp., enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by each of the Company and IPO Corp., does not and will not conflict with, violate or cause a breach of the Certificate of Formation or Operating Agreement of the Company, the Certificate of Incorporation or Bylaws of IPO Corp., each as amended and as currently in effect, or any agreement, contract or instrument to which either of the Company or IPO Corp. is a party or in which it is bound or any law, regulation, ordinance, judgment, order or decree to which the Company or IPO Corp. is subject;

(vi)          no consent, approval, authorization or other order of, or registration, qualification or filing with, any regulatory body, administrative agency or other governmental body is required for the execution and delivery of this Agreement and the valid issuance and sale of the Employee Units or the Restricted Stock, other than such as have been made or obtained, and except for any securities filings required to be made under federal or state securities laws; and

(vii)         the Employee Units and the Restricted Stock have been duly authorized, and when issued in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable, and will not have been issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities of either the Company or IPO Corp.

2.             Hurdle Amount and Vesting of Employee Units.

(a)           Hurdle Amount. The Hurdle Amount (as such term is defined in the LLC Agreement) applicable to the Employee Units is $390,000,000, and represents the aggregate fair market value of all of the equity of the Unitholders (as that term is defined in the LLC Agreement) as of the date hereof (after giving effect to the acquisition of membership interests of the Company by THL).

(b)           Vesting. The Employee Units granted hereunder will be deemed “vested” (the “Vested Units”) in accordance with this Section 2(b).

(i)            Vesting in General. Employee Units will become Vested Units as follows:

(A)          Fifty percent (50%) of the Employee Units granted under this Agreement (the “Time Units”) will vest in forty-eight (48) equal installments on the last day of each calendar month occurring after the date of this Agreement; provided, that the Employee is an employee, whether at-will or otherwise, of an Employer on such date.

(B)           Fifty percent (50%) of the Employee Units granted under this Agreement (the “Time-Performance Units”) will vest in sixty (60) equal installments on the last day of each calendar month occurring after the date of this Agreement; provided, that the Employee is an employee, whether at-will or otherwise, of an Employer on such date; further provided that, no such Time-Performance Units will be considered vested unless THL has previously (together with any proceeds to be received concurrently at the time of determination) received in cash proceeds (the “Return”) either as distributions with respect to, or from the sale or disposition of, THL’s initial equity investment in the Company and any subsequent equity investments in the Company (the “Investment”) (excluding any management or transaction fees or expenses but including any amounts received by THL in respect of the cash savings, if any, in U.S. federal income or Iowa franchise taxes as a result of the increase in tax basis of the Company’s assets as a result of the acquisition of the

Company’s interests by THL as the date hereof and any other payment made to THL under Section 3.6(b) of the Securityholders’ Agreement) an amount equal to 200% of THL’s Investment (the “Return Hurdle”)..

(ii)           Vesting Upon a Change of Control. Notwithstanding Section 2(b)(i):

(A)          all Time Units that have not previously vested will become Vested Units upon a Change of Control; and

(B)           all Time-Performance Units that have not previously vested will vest in full upon a Change of Control if the Return Hurdle has been met. In the event of a Change of Control in which all or a portion of the consideration payable to the Company’s equityholders is in the form of equity securities, the value of the equity securities will be included in the calculation of whether the Return Hurdle has been met. If the Return Hurdle has not been met, then that number of Time-Performance Units that have not previously vested will vest as follows:  (i) the total number of unvested Time-Performance Units multiplied by (ii) the Percentage. The Percentage shall equal the following number, expressed as a percentage:  (x) 0.5 multiplied by (y) the percentage by which the Return exceeds 100% of THL’s Investment.

For purposes of illustration only, if the Return was 150%, then the Time-Performance Units would be 25% vested, and if the Return was 110%, then the Time-Performance Units would be 5% vested

(iii)          Vesting Upon Termination Without Cause; Good Reason or Certain Instances of Death or Disability. Notwithstanding Section 2(b)(i), in the event the Employee’s employment with an Employer, whether at will or otherwise, is terminated (A) by an Employer for any reason other than Cause (as defined in this Agreement), (B) by the Employee for Good Reason (as defined in this Agreement); or (C) by reason of the Employee’s death or Disability (as defined in this Agreement) which occurs in connection with the performance of the Employee’s employment duties, then the vesting of the Employee Units will accelerate as follows:

(A)          if, at the time of such termination, less than 33.33% of the Employee Units are Vested Units (based only on the time portion of vesting and assuming, for purposes of this subparagraph (iii) only, that the performance goals of the Time-Performance Units have been met), then 33.33% of the Employee Units shall be deemed Vested Units;

(B)           if, at the time of such termination at least 33.33%, but less than 66.66% of the Employee Units are Vested Units (based only on the time portion of vesting and assuming, for purposes of this subparagraph

(iii) only, that the performance goals of the Time-Performance Units have been met), then 66.66% of the Employee Units shall be deemed Vested Units; and

(C)           if, at the time of such termination, at least 66.66%, but less than 100%, of the Employee Units are Vested Units (based only on the time portion of vesting and assuming, for purposes of this subparagraph (iii) only, that the performance goals of the Time-Performance Units have been met), then 100% of the Employee Units shall be deemed Vested Units.

(iv)          Vesting Upon Death or Disability. Notwithstanding Section 2(b)(i), in the event the Employee’s employment with an Employer, whether at will or otherwise, is terminated by reason of death or Disability (other than death or Disability which occurs in connection the performance of the Employee’s employment duties), then vesting of the Employee Units shall be accelerated by one year such that the applicable date of termination for vesting shall be deemed to be one year after the actual date of termination.

(c)           Transfers of Employment Among Employers. For purposes of this Agreement, any transfer of the Employee’s employment from one Employer to another Employer shall not constitute a termination of employment with an Employer.

3.             Repurchase or Forfeiture of Employee Units.

(a)           In the event that the Employee ceases to be an employee, whether at-will or otherwise, of an Employer, then all Employee Units which are not Vested Units in accordance with Section 2 hereof, will be forfeited and returned to the Company.

(b)           In the event the Employee ceases to be an employee of an Employer (i) by reason of termination by an Employer for Cause, or (ii) by reason of the Employee’s voluntary termination with or without Good Reason, then all Employee Units which are Vested Units in accordance with Section 2 hereof, will be subject to repurchase by the Company, at the Company’s option (the “Repurchase Option”), for Fair Market Value. The Repurchase Option shall terminate upon the Company’s or IPO Corp.’s initial Public Offering (as defined in the Securityholders’ Agreement).

(c)           The Repurchase Option shall be exercised by the Company, or its designee, from time to time, with respect to Vested Units within 270 days after the date of termination by delivering to the Employee a written notice of exercise and a check in the amount of the Fair Market Value, if applicable, determined as of the date the Employee ceased to be employed by an Employer. Upon delivery of such notice and payment of the purchase price as described above (or automatically upon any forfeiture of Employee Units pursuant to Section 3(a), the Company, or its designee, shall become the legal and beneficial owner of the Employee Units being repurchased and all rights and interest therein or related thereto, and the Company, or its designee, shall have the right to transfer to its own name the number of Employee Units being repurchased without further action by the Employee or any of his or her transferees. If the Company or its designee elects to exercise the Repurchase Option pursuant to this Section 3 and the Employee or his or her transferee fails to deliver the Employee Units in accordance with the terms hereof, the Company, or its designee, may, at its option, in addition to all other remedies it may have, deposit the purchase price in an escrow account administered by an independent third party (to be held for the benefit of and payment over to the Employee or his or her transferee in accordance herewith), whereupon (or, in any case, upon any forfeiture of Employee Units pursuant to this Section 3) the Company shall by written notice to the Employee cancel on its books the certificates(s) representing such Employee Units registered in the name of the Employee and all of the Employee’s or his or her transferee’s right, title, and interest in and to such Employee Units shall terminate in all respects; provided that the Company shall instruct the escrow agent to release the purchase price to the Employee immediately following the Employee’s or his or her transferee’s delivery of certificates representing the Employee Units or a written acknowledgement by the Employee that the Employee’s or his or her transferee’s right, title and interest in and to such Employee Units has been terminated in all respects.

(d)           Notwithstanding the foregoing, if at any time the Company elects to repurchase any Employee Units pursuant to the Repurchase Option, the Company shall pay the purchase price for the Employee Units it purchases (i) first, by offsetting indebtedness, if any, owing from the Employee to the Company and (ii) then, by the Company’s delivery of cash for the remainder of the purchase price, if any, against delivery of the certificates or other instruments representing the Employee Units so purchased, duly endorsed; provided that, (x) if any such cash payment at the time such payment is required to be made would result (A) in a violation of any law, statute, rule, regulation, policy, order, writ, injunction, decree or judgment promulgated or entered by any federal, state, local or foreign court or governmental authority applicable to the Company or any of its subsidiaries or any of its or their property or (B) after giving effect thereto, in a Financing Default, or (y) if the Board determines in good faith that immediately prior to such purchase there shall exist a Financing Default which prohibits such purchase ((x) and (y) collectively the “Cash Deferral Conditions”), the portion of the cash payment so affected may be made by the Company’s delivery of a promissory note or senior preferred units of the Company with a liquidation preference equal to the balance of the purchase price. The promissory note or senior preferred units shall accrue interest or yield, as the case may be, annually at the “prime rate” published in The Wall Street Journal on the date of issuance, which interest or yield, as the case may be, shall be payable at maturity. The value of each such senior preferred unit shall as of its issuance be deemed to equal (A) the portion of the cash payment paid by the issuance of such preferred units divided by (B) the number of senior preferred units so issued. Any senior preferred units or the promissory note shall be redeemed or payable when and to the extent the Cash Deferral Condition which prompted their issuance no longer exists. The Company shall use its reasonable best efforts to cause any Cash Deferral Conditions to be resolved.

(e)           In the event that Employee Units are repurchased or forfeited pursuant to this Section 3, the Employee and his or her successors, assigns or Representatives shall take (at the Company’s expense) all steps necessary and desirable to obtain all required third-party, governmental and regulatory consents and approvals and take all other actions necessary and desirable to facilitate consummation of such repurchase in a timely manner.

4.             Conversion of Class B Common Units. Upon the Conversion, the terms of this Agreement, including, without limitation, all vesting and forfeiture provisions, will continue to apply to any shares of common stock of IPO Corp. received in exchange for Class B Common Units (the “Restricted Stock”) and thereafter all references to the “Company” shall mean IPO Corp. and all references to the “Employee Units” shall mean the Restricted Stock.

5.             Legend.

The certificates representing the Employee Units will bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO FORFEITURE, REPURCHASE RIGHTS AND CERTAIN OTHER AGREEMENTS SET FORTH IN A RESTRICTED UNIT AGREEMENT DATED AS OF JUNE 30, 2006, BETWEEN THE COMPANY, HAWKEYE HOLDINGS, INC. AND THE OTHER SIGNATORY THERETO. A COPY OF SUCH AGREEMENT MAY BE OBTAINED BY THE HOLDER HEREOF AT THE COMPANY’S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE.

THE SALE, TRANSFER, ASSIGNMENT, PLEDGE, OR ENCUMBRANCE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE AND THE RIGHTS OF THE HOLDER OF SUCH SECURITIES IN RESPECT OF THE ELECTION OF DIRECTORS ARE SUBJECT TO A SECURITYHOLDERS AGREEMENT DATED JUNE 30, 2006 AMONG THE COMPANY AND CERTAIN HOLDERS OF ITS EQUITY INTERESTS. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE COMPANY.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES OR BLUE SKY LAWS. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT OR LAWS.”

6.             Restrictions on Transfer, Conversion and Voting.

(a)           The Company and the Employee acknowledge and agree that the Employee Units are subject to and restricted by the Securityholders Agreement. Notwithstanding anything to the contrary contained in the Securityholders Agreement regarding rights to transfer Employee Units, any Employee Units that have not become Vested Units pursuant to Section 2 hereof may not be transferred to any Person.

(b)           Prior to any Transfer, the transferee shall agree, by execution of a Joinder Agreement, to be bound by this Agreement as holder of Employee Units and by the Securityholders Agreement. Any Transfer or attempted Transfer of any Employee Units in violation of the preceding sentence shall be void, and the Company shall not record such Transfer on its books or treat any purported transferee of such Employee Units as the owner of such Employee Units for any purpose.

(c)           In the event any Employee Units have voting rights, the Employee agrees that so long as the Employee owns Employee Units which have not become Vested Units pursuant to Section 2 hereof, the Employee shall be obligated to vote all of his, her or its Employee Units which have not become Vested Units pursuant to Section 2 hereof in the same manner and proportions as the votes cast by the holders of a majority of the Company’s voting equity interests not subject to such repurchase rights. If the Employee fails or refuses to vote his, her or its Employee Units which have not become Vested Units pursuant to Section 2 hereof as required by, or votes his, her or its Employee Units which have not become Vested Units pursuant to Section 2 hereof in contravention of this Section 6(c), then the Employee hereby grants to each of the Chief Executive Officer and Chief Financial Officer of the Company, acting solely in his or her capacity as such, an irrevocable proxy, coupled with an interest, to vote such Employee Units in accordance with Section 6(c).

7.             Definitions.

The following terms shall have the meanings ascribed below:

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person or, with respect to any individual, such individual’s spouse and descendants (whether natural or adopted) and any trust, partnership, limited liability company or similar vehicle established and maintained solely for the benefit of (or the sole members or partners of which are) such individual, such individual’s spouse and/or such individual’s descendants.

“Board” means the Board of Managers of the Company and, after the Conversion, the Board of Directors of IPO Corp.

“Cause” shall mean, with respect to the Employer of Employee, (a) the admission, confession, or plea bargain to or conviction in a court of law of any felony or other crime involving moral turpitude or the commission by the Employee of any other act or any omission to act involving dishonesty, disloyalty or fraud, involving the Company which is material; (b) engaging in conduct that is demonstrably and materially injurious to the business, reputation, character, or community standing of the Employer (c) continued material failure to perform the material duties of the Employee’s employment for 15 days after written notice from the Employer to the Employee providing a detailed description of the failure constituting cause; (d) gross negligence or willful misconduct with respect to the Employer that is demonstrably and materially injurious to the Company; or (e) breach of any restrictive covenant with the Employer not cured within 15 days of written notice from the Employer to the Executive providing a detailed description of the activities constituting Cause (or if the Employee’s employment with an Employer is pursuant to an employment agreement at the time of his termination of employment, then Cause shall be as defined in such employment agreement).

“Change of Control” shall mean the consummation of a transaction, whether in a single transaction or in a series of related transactions that are consummated contemporaneously (or consummated pursuant to contemporaneous agreements), with any other party or parties, other than an Affiliate of THL, on an arm’s-length basis, pursuant to which (a) a party or group (as defined under Rule 13d under the Securities Exchange Act of 1934, as amended) who is not a unitholder of the Company on the Effective Date, acquires, directly or indirectly (whether by merger, stock purchase, recapitalization, reorganization, redemption, issuance of capital stock or otherwise), more than 50% of the voting power of the Company or otherwise becomes entitled to designate a majority of the members of the Company’s Board, or (b) such party or parties, directly or indirectly, acquire assets constituting all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis.

“Class B Common Units” has the meaning set forth in Section 1(a) hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Conversion” shall mean the conversion of Class B Common Units of the Company to common stock of IPO Corp. in accordance with Section 3.6 of the Securityholders Agreement.

“Disability” shall mean any physical or mental disability of the Employee rendering the Employee unable to perform the duties of his employment for a period of at least 120 days out of any twelve-month period. Any determination of Disability shall be made by the Board in consultation with a qualified physician or physicians selected by the Board and reasonably acceptable to the Employee.

“Employee Units” has the meaning set forth in Section 1(a) hereof. The Employee Units will continue to be Employee Units in the hands of any holder other than the Employee (except for the Company and except for transferees in a public sale) and, except as otherwise provided herein, each such other holder of the Employee Units will succeed to all rights and obligations attributable to the Employee as a holder of the Employee Units hereunder. The Employee Units will also include equity interests of the Company issued with respect to the Employee Units by way of an equity split, dividend of equity or other recapitalization.

“Employer” means the Company and its subsidiaries and at all times includes Hawkeye Renewables, LLC and IPO Corp. and their subsidiaries and shall also include any successor to the Company after a Change in Control.

“Fair Market Value” shall be determined by the Board in good faith; provided, however, that if Employee does not agree to the Board’s determination of Fair Market Value, the parties shall submit not later than ninety (90) days following

Employee’s receipt of the Board’s determination of Fair Market Value the matter to PriceWaterhouse Coopers (or any accounting firm mutually agreed to by the Employee and the Company) (the “Accountants”), for resolution. The Company or IPO Corp., as the case may be, and Employee shall provide access to and shall deliver copies of the books and records, including work papers, financial statements, schedules and notes thereto, of the Company or IPO Corp., as the case may be, and any such documents or information as the Accountants request to determine the Fair Market Value. The parties shall have the opportunity to present to the Accountants any material relevant to the determination of Fair Market Value and to discuss the matter with the Accountants, provided that the other parties hereto receive a copy of any and all such documents and information delivered to the Accountants and are afforded the opportunity to be present at any meeting with the Accountants and to discuss its views with the Accountants. The Company or IPO Corp., as the case may be, and Employee, will each bear 50% of the Accountants’ fees and expenses for such resolution. The Accountants’ determination of Fair Market Value will be final, conclusive and binding on the parties and nonappealable.

“Financing Default” means any event of default or breach under the Senior Debt Agreements.

“Good Reason” means:  (i) a material diminution in or assignment of duties inconsistent with Employee’s position prior to the date of this Agreement or a change in the Employee’s direct reporting relationship, provided, however, that a change in title shall not itself be considered a material diminution; (ii) a reduction in base salary or a reduction in any annual bonus (it being understood that the failure to receive an annual bonus or a reduced annual bonus due to failure to meet applicable performance targets shall not be considered a reduction in annual bonus hereunder); (iii) if the Employee’s employment with an Employer is pursuant to an employment agreement at the time of his termination of employment, then Good Reason shall be as defined in such employment agreement; (iv) any material breach of the Securityholders’ Agreement, the IPO Corp. Securityholders’ Agreement or the LLC Agreement by the Company which is not cured within 15 days after written notice of such breach is provided by Executive to the Company; or (v) any material breach of the Executive Employment and Non-Competition Agreement dated June 30, 2006 among the Employee, Hawkeye Renewables, LLC, Hawkeye Holdings, Inc. and Hawkeye Intermediate, LLC by an Employer which is not cured within 15 days after written notice of such breach is provided by Executive to the Employer.

“IPO Corp. Securityholders’ Agreement”  means the IPO Corp. Securityholders’ Agreement dated June 30, 2006 between Hawkeye Holdings, Inc. and certain securityholders of IPO Corp., as amended, modified or supplemented from time to time.

“LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of the Company dated June 30, 2006 by and among the Company, Hawkeye Holdings, L.L.C., certain Affiliates of THL and the other parties thereto.

“Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, an investment fund, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Representative” means, with respect to the deceased Employee, the duly appointed, qualified and acting personal representative (or personal representatives collectively) of the estate of the deceased Employee (or portion of such estate that includes Employee Units), whether such personal representative holds the position of executor, administrator or other similar position qualified to act on behalf of such estate.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal law then in force.

“Securityholders Agreement” means the Limited Liability Securityholders Agreement dated June 30, 2006 between the Company and certain securityholders of the Company, as amended, modified or supplemented from time to time.

“Senior Debt Agreements” shall mean (i) that certain First Lien Credit Agreement dated as of June 30, 2006 (the “First Lien Credit Agreement”), among the Company, THL-Hawkeye Acquisition LLC, a Delaware limited liability company (“Merger Sub”), to be merged with and into Hawkeye Renewables, LLC, a Delaware limited liability company (the “Operating Company”), the lenders party thereto (the “First Lien Lenders”), and Credit Suisse, as administrative agent and as collateral agent for the First Lien Lenders, (ii) all other Loan Documents (as defined in the First Lien Credit Agreement) delivered in connection with the First Lien Credit Agreement, (iii) that certain Second Lien Credit Agreement dated as of June 30, 2006 (the “Second Lien Credit Agreement”), among the Company, Merger Sub, to be merged with and into the Operating Company, the lenders party thereto (the “Second Lien Lenders”), and Credit Suisse, as administrative agent and as collateral agent for the Second Lien Lenders and (iv) all other Loan Documents (as defined in the Second Lien Credit Agreement) delivered in connection with the Second Lien Credit Agreement.

“THL” means Thomas H. Lee Equity Fund VI, L.P., a Delaware limited partnership, and its Affiliates.

“Transfer” means the sale, transfer, assignment, pledge or other disposal (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) of any Employee Units; provided, that a Transfer does not include any Employee Units which are Vested Units or Restricted Stock that has vested in accordance with the terms of this Agreement.

8.             General Provisions.

(a)           Severability. The parties agree that each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any other clauses of this Agreement. If any one or more provisions of this Agreement is held to be invalid or unenforceable for any reason, including due to being overbroad in scope activity, subject or otherwise: (i) this Agreement shall be considered divisible; (ii) such provision shall be deemed inoperative to the extent it is deemed invalid or unenforceable; and (iii) in all other respects this Agreement shall remain full force and effect; provided, however, that if any such provision maybe made valid or enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be valid and/or enforceable to the maximum extent permitted by applicable law.

(b)           Entire Agreement. This Agreement and the Securityholders Agreement constitute the entire agreement and understanding of the parties hereto concerning the subject matter hereof and from and after the date of this Agreement, this Agreement shall supersede any other prior negotiations, discussions, writings, agreements or understandings, both written and oral, between the parties with respect to such subject matter.

(c)           Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(d)           Successors and Assigns.

(i)             This Agreement is personal to the Employee and without the prior written consent of the Company shall not be assignable by the Employee. This Agreement shall inure to the benefit of and shall be enforceable by the Employee and the Employee’s legal representatives, heirs, successors and permitted assigns.

(ii)            This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(iii)           Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto, and their respective heirs, legal representatives, successors, and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

(e)           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

(f)            Remedies. Each of the parties to this Agreement and any such Person granted rights hereunder whether or not such Person is a signatory hereto shall be entitled to enforce its rights under this Agreement specifically to recover damages and costs (including reasonable attorney’s fees) for any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party and any such Person granted rights hereunder whether or not such Person is a signatory hereto may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or other injunctive relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Agreement.

(g)           Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and the Employee and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

(h)           Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, transmitted via facsimile, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when delivered personally, when received if transmitted via facsimile, five (5) days after deposit in the U.S. mail and one (1) day after deposit with a reputable overnight courier service.

If to the Company or IPO Corp., to:

Hawkeye Intermediate, LLC

Hawkeye Holdings, Inc.

c/o Hawkeye Renewables, LLC

21050 140th Street

Iowa Falls, IA 50126

Attention:	Chief Executive Officer
Facsimile:	(641) 648-8925

With a copy to:

Thomas H. Lee Partners, L.P.

100 Federal Street, 35th Floor

Boston, MA  02110

Attention:	Scott Sperling
Thomas Hagerty
Soren Oberg
Facsimile:	(617) 227-3514

If to the Employee, to the address set forth underneath the Employee’s name on the signature pages hereto.

(i)            Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or holiday in the state in which the Company’s chief executive office is located, the time period for giving notice or taking action shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.

(j)            Survival of Representations, Warranties and Agreements. All representations, warranties and agreements contained herein shall survive the consummation of the transactions contemplated hereby and the termination of this Agreement indefinitely.

(k)           Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

(l)            Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

(m)          WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(n)           Nouns and Pronouns. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Restricted Unit Agreement as of the date first written above.

HAWKEYE INTERMEDIATE, LLC

By:	/s/ Bruce Rastetter
Name:	Bruce Rastetter
Title:	CEO

HAWKEYE HOLDINGS, INC.

By:	/s/ Bruce Rastetter
Name:	Bruce Rastetter
Title:	CEO

EMPLOYEE:

/s/ Timothy Callahan
Timothy Callahan

Address:

Number of Employee Units Received: 650,000